Exhibit 99.1

MeiraGTx Reports First Quarter 2025 Financial and Operational Results

-Announced strategic collaboration with Hologen AI, including a $200 million cash upfront payment to MeiraGTx and the formation of a joint venture, Hologen Neuro AI Ltd, with a further $230 million in capital committed to initially focus on expediting Phase 3 clinical development of AAV-GAD for Parkinson’s disease

-U.S. Food and Drug Administration (FDA) Granted Regenerative Medicine Advanced Therapy (RMAT) designation for AAV-GAD for the treatment of Parkinson’s disease

-Gained alignment with FDA on the ongoing Phase 2 AQUAx2 randomized double-blind, placebo-controlled pivotal study in Grade 2/3 radiation-induced xerostomia (RIX) to support a potential BLA filing

-Efficacy data of rAAV8.hRKp.AIPL1 for the treatment of AIPL1-related retinal dystrophy, or LCA4, published in The Lancet, demonstrating meaningful responses in 11 out of 11 LCA4 children treated. Filing for Marketing Authorization Approval (MAA) under exceptional circumstances with the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) and in discussions with the FDA around a potentially similar pathway to approval in the US

LONDON and NEW YORK, May 13, 2025 (GLOBE NEWSWIRE) -- MeiraGTx Holdings plc (Nasdaq: MGTX), a vertically integrated, clinical-stage genetic medicines company, today announced financial and operational results for the first quarter ended March 31, 2025, and provided a corporate update.

“The first quarter of 2025 was a pivotal quarter for MeiraGTx, as we engaged in positive interactions with the FDA around each of our late-stage clinical programs and move forward with potentially BLA-supporting Phase 2 and Phase 3 clinical studies and BLA filings in each of our late-stage clinical programs,” said Alexandria Forbes, Ph.D., president and chief executive officer of MeiraGTx. “We are working with global regulators to file for expedited approval under exceptional circumstances of AAV-AIPL1 for children with LCA4 based on the unprecedented data from the treatment of the 11 young children under our Specials License in the U.K. We have now engaged in positive discussions with the FDA aligning on the requirements to support a similar pathway in the US. We have also gained alignment with the FDA on the requirements for the ongoing Phase 2 AQUAx2 study for AAV-hAQP1 for the treatment of RIX to support a potential BLA. In both cases, our alignment with the FDA for CMC requirements is a critical aspect of the discussions. We are very happy to have just received RMAT designation for our Parkinson’s disease program based on the data from our three positive clinical studies, including two double-blind, sham-controlled studies.”

Dr. Forbes continued, “In addition to the rapid pace of regulatory discussions and clinical progress, we meaningfully strengthened our balance sheet with non-dilutive funding through the announcement of our strategic collaboration with Hologen AI. Our agreement with Hologen includes a $200 million upfront payment to MeiraGTx, as well as the formation of a new joint venture, Hologen Neuro AI Ltd, which will be funded by an additional $230 million in committed capital from Hologen.”

Dr. Forbes added, “The Hologen Neuro AI joint venture is the first neuro-AI clinical-stage drug development company to transform the discovery and development of therapies targeting CNS circuitry in neurodegenerative and neuropsychiatric disorders. The initial focus of the joint venture is to accelerate the AAV-GAD program through the use of Hologen’s technology applied to the data from our double-blind, sham-controlled Phase 2 studies. Our studies have shown clinically significant and statistically significant benefit using the standard clinical endpoint of Unified Parkinson’s Disease Rating Scale (UPDRS) Part 3, and now we have demonstrated a disease modifying change in the circuitry of the brain of the patients treated with AAV-GAD as well as potentially protective changes in the substantia nigra and regions of the brain involved in cognition and mood. This is the first time sham-controlled gene or cell therapy Phase 2 studies have shown significant benefit in UPDRS and now, to our knowledge, the only demonstration of disease modification in a sham or placebo-controlled study in Parkinson’s disease.”

“We are very encouraged by the breadth of positive, clear, timely, science-based discussions and interactions we have experienced with the FDA and MHRA, and we plan to work closely with these regulatory agencies to move each of our late-stage clinical programs forward to approval and ultimately deliver these therapies to those patients currently without effective treatments,” stated Dr. Forbes.

Recent Development Highlights

Strategic Collaboration with Hologen AI:

●	MeiraGTx to receive $200 million in upfront cash consideration at closing.
●	MeiraGTx and Hologen will form a joint venture, Hologen Neuro AI Ltd, with additional committed funding from Hologen of up to $230 million into the joint venture to finance the development of the AAV-GAD program in Parkinson’s disease to commercialization, as well as other locally-delivered therapies to the CNS.
●	The joint venture, Hologen Neuro AI Ltd, will use Hologen’s proprietary multi-modal generative foundation models (LMMs).
●	MeiraGTx will hold a 30% ownership in the joint venture and lead all clinical development and manufacturing.
●	Hologen Neuro AI Ltd will enter into both clinical and commercial manufacturing supply agreements with MeiraGTx for exclusive manufacturing of AAV-GAD and other locally-delivered genetic medicines targeting the CNS.
●	Hologen will own a minority stake in MeiraGTx’s manufacturing subsidiary and will contribute a portion of the annual funding and deploy Hologen’s world leading generative AI capabilities to further accelerate the optimization of MeiraGTx’s proprietary manufacturing capabilities.

AAV-GAD for the Treatment of Parkinson’s Disease:

●	On May 8th, 2025, the FDA granted Regenerative Medicine Advanced Therapy (RMAT) designation to AAV-GAD for the treatment of Parkinson’s disease not adequately controlled with anti-Parkinsonian medications.
●	This RMAT was awarded following the presentation to the FDA of positive data from 3 clinical studies demonstrating the benefit of AAV-GAD when administered in a one-time stereotactic infusion to the subthalamic nucleus in the brain.
●	A Phase 1 dose escalating clinical study (n=12) was conducted, followed by a double-blind, sham-controlled Phase 2 study (n=45) and a second randomized, double-blind, sham-controlled dose ranging clinical bridging study (n=14).
●	Data from the double-blind, sham-controlled Phase 2 studies show significant clinically meaningful benefit on the standard motor endpoint in Parkinson’s disease, UPDRS Part 3, as well as other validated measures of Parkinson’s symptoms.
●	Through the use of Hologen’s AI technology to analyze the data from double-blind sham controlled studies, disease modifying changes in the circuitry of the brain of the Parkinson’s patients receiving AAV-GAD therapy have been demonstrated. In addition, potentially protective changes in the substantia nigra and regions of the brain involving cognition and mood have been shown following AAV-GAD treatment.
●	The Company plans to initiate a Phase 3 study of AAV-GAD in the second half of 2025 and will continue to work with the FDA to expedite the development of the program supported by MeiraGTx’s end-to-end in-house manufacturing capabilities.

RMAT Designation:

The requirements for receiving an RMAT designation include that the drug candidate is an advanced regenerative medicine, in this case a gene therapy; that the therapy is targeting a serious condition, in this case, Parkinson’s disease; and that the applicant has presented clinical evidence demonstrating that the drug candidate has the potential to address an unmet need in the serious condition. The RMAT requirement for clinical data supporting a benefit in an unmet need is a high hurdle, with less than half of all RMAT designation applications granted.

RMAT designation includes the benefits of Fast Track and Breakthrough Therapy designations with rolling review and potential Priority Review of a product’s BLA. RMAT designation also allows for increased interaction with the FDA and immediate multidisciplinary comprehensive discussions of the ongoing product development program, clinical trials and plans for expediting the manufacturing development strategy, both clinical and CMC.

AAV2-hAQP1 for the Treatment of Xerostomia:

●	In December 2024, MeiraGTx was granted RMAT designation by the FDA for AAV2-hAQP1 for the treatment of Grade 2/3 RIX.
●	Following FDA interactions over the past three months, the Company has aligned with the agency on both the clinical and CMC requirements for the ongoing Phase 2 AQUAx2 randomized, double-blind, placebo-controlled study to support a potential BLA.
●	The Phase 2 AQUAx2 (NCT05926765) randomized, double-blind, placebo-controlled study continues to enroll and dose participants at multiple sites in the US, Canada and the U.K.

●	The low dose cohorts have completed enrollment. Screening and enrollment of the remaining high dose cohorts is ongoing with the target for completion of enrollment in the fourth quarter of 2025, and the potential for a BLA filing supported by this study at the end of 2026.

AAV-AIPL1 for LCA4 Caused by Mutations in the AIPL1 Gene:

●	In February 2025, the Company announced that data demonstrating the efficacy of rAAV8.hRKp.AIPL1 for the treatment of LCA4 were published in The Lancet in a paper titled, “Gene therapy in children with AIPL1-associated severe retinal dystrophy: an open-label, first-in-human interventional study”; the Company held a webcast to review the data, and a replay of the webcast can be accessed here.
●	As disclosed in the paper, 4 out of 4 young children with the AIPL1-associated retinal dystrophy, LCA4, benefited substantially from unilateral subretinal administration of rAAV8.hRKp.AIPL1 with improved visual acuity, functional vision, and protection against progressive retinal degeneration.
●	Following the strong safety and substantial efficacy demonstrated in this first cohort of 4 children treated unilaterally, a further 7 children were treated bilaterally, and all showed substantial benefit from treatment with rAAV8.hRKp.AIPL1.
●	Meaningful responses have been observed in 11 out of 11 LCA4 children treated to date with rAAV8.hRKp.AIPL1.
●	Following recent meetings with the MHRA, the Company is in the process of preparing the submission of Marketing Authorization Application (MAA) under exceptional circumstances for rAAV8.hRKp.AIPL1 based on the results from the 11 treated children, with no further clinical data required.
●	The Company has had positive engagement with the FDA over the past few weeks and aligned with the agency on the requirements in the areas of clinical, non-clinical and CMC to move forward towards a potentially expedited approval in the US.
●	AAV-AIPL1 for the treatment of LCA4 has orphan drug designation in the US and orphan designation in the European Union, and the Offices of Orphan Products Development and Pediatric Therapeutics of the FDA have granted Rare Pediatric Disease Designation (RPDD) to AAV8-RK-AIPL1 for the treatment of LCA4 retinal dystrophy.

Botaretigene Sparoparvovec for the Treatment of X-linked Retinitis Pigmentosa (XLRP):

●	Data from the Phase 3 LUMEOS trial of botaretigene sparoparvovec (bota-vec) for the treatment of X-linked retinitis pigmentosa was presented by Dr. Michael Clark, the primary clinical lead on the study from Johnson & Johnson, at the Foundation Fighting Blindness 2025 Retinal Therapeutics Innovation Summit on May 2nd, 2025.
●	The novel primary endpoint to assess the effect of bilaterial treatment with bota-vec on functional vision as measured by a Visual Mobility Assessment (VMA), or maze, was not met but was directionally supportive.
●	However, all but one of the secondary endpoints, including measures from all three visual domains – Functional Vision, Retinal Function and Visual Function – showed benefit with 95% CI intervals not including 0.
●	These included:
o	Functional Vision: PRO: LLQ Extreme lighting domain score, a patient reported measure;

o	Retinal Function: three measures of retinal sensitivity by static perimetry, 5-point 7-decibel responders in both the Central 30 degrees and also in the full field, as well as mean retinal sensitivity in the central 10 degrees;
o	Visual Function: Low luminance visual acuity (LLVA, ETDRS).
●	In addition, 40% (22/55) of treated patients showed improvement in ≥2 endpoints each in different domains of vision compared to 0% in the control group.
●	Safety profile of bota-vec was as expected and manageable with no new safety signals.
●	>90% of treatment related inflammation adverse events were mild, <10% moderate and none were severe.
●	While the primary endpoint showed a directional trend rather than significance, Dr. Clark described these data as interesting and exciting and stated that the overall totality of the data shows a clinically meaningful improvement in the bota-vec treated population.
●	This randomized, controlled Phase 3 clinical study is the third clinical study using AAV-RPGR for treatment of XLRP to show benefit in retinal sensitivity and other measures of vision with different control arms. Phase 1 (n=13) versus untreated fellow eye, Phase 2 (n=36) unilateral treatment versus randomized untreated control eyes in untreated patients, and the Phase 3 study bilateral treatment versus untreated randomized controls (n=95).
●	XLRP is a rare inherited retinal disease with early onset and progressive degeneration to complete blindness in the third decade of life. There are no treatments for XLRP, and XLRP caused by mutations in the RPGR gene (the target of AAV-RPGR) is one of the most severe forms of Retinitis Pigmentosa (RP).
●	The FDA has granted Fast Track and orphan drug designations to bota-vec and the regulatory authorities in the EU have granted Priority Medicines, or PRIME, advanced therapy medicinal product, or ATMP, and orphan drug designations to bota-vec. Johnson & Johnson Innovative Medicine is the sponsor of this program.
●	MeiraGTx is eligible to receive up to $285 million upon the first commercial sales of bota-vec in the US and EU and manufacturing tech transfer.
●	MeiraGTx also entered into a commercial supply agreement with Johnson & Johnson Innovative Medicine for bota-vec manufacturing, which the Company anticipates will generate additional revenue during the product launch. As part of this commercial supply agreement, the Company is currently engaged in finalizing the PPQ documentation to potentially support CMC sections of global regulatory filings.

Riboswitch Gene Regulation Technology Platform for in vivo Delivery:

●	MeiraGTx continues to progress its riboswitch technology platform in multiple potential indications, with an initial focus on obesity and metabolic disease, neuropathic pain and CAR-T.
●	The Company continues to generate compelling preclinical data with metabolic peptides and hormones, including incretins, myokines and leptin, which suggests greater efficacy on weight loss as well as a positive impact on fat to muscle ratio with certain novel combinations of peptides.
●	Preclinical data mentioned above as well as new data on chronic pain therapies is informing the decision for our first INDs using our riboswitch small molecule platform.
●	The Company is in dialogue with regulatory agencies and intends to initiate first-in-human studies using the riboswitch platform in 2025.

Manufacturing:

United Kingdom (MeiraGTx UK II Ltd.)

MeiraGTx’s UK manufacturing facility holds two authorizations issued by the MHRA:

●	MIA(IMP) Licence (MIA(IMP) 45522) – Authorizing manufacturing, fill-finish, and QC testing of Investigational Medicinal Products (IMPs).
●	Specials Licence (MS 45522) – Authorizing manufacturing, fill-finish, and QC testing of ‘Special’ medicinal producsssts.

The UK facility was inspected in May 2024, and the licences were successfully renewed. The outcome of this inspection confirmed that the site was found to be in compliance with GMP requirements for Investigational Medicinal Products (IMPs) and was operating at the required compliance level to support an application for a commercial MIA licence.

Ireland (MeiraGTx Ireland DAC)

MeiraGTx’s Shannon facility holds two authorizations issued by Ireland’s Health Products Regulatory Authority (HPRA):

●	MIA Licence (M1316) – Authorizing QC testing of commercial products (awarded June 2023).
●	MIA(IMP) Licence (IMP13221) – Authorizing QC testing of Investigational Medicinal Products (IMPs) (awarded September 2023/QC and 2025/MFG).

The QC laboratory is actively undertaking release and stability testing on PPQ batches.

The latest HPRA inspection in February 2025 was highly successful—both QC licenses were renewed, and viral vector manufacturing was added to the MIA(IMP) license. This means the Shannon site can manufacture material for use in clinical trials, a first-of-its-kind license for a gene therapy facility in Ireland.

As of March 31, 2025, MeiraGTx had cash and cash equivalents of approximately $66.5 million, as well as $0.7 million in receivables due from Johnson & Johnson Innovative Medicine and $4.2 million in tax incentive receivables. The Company believes that with such funds, together with the proceeds from the anticipated closing of the strategic collaboration with Hologen, it will have sufficient capital to fund operating expenses and capital expenditure requirements into 2027 and to repay its debt obligation of $75.0 million to Perceptive Credit Holdings III, LP (due in August 2026). This estimate does not include the $285.0 million in milestones the Company is eligible to receive under the asset purchase agreement upon first commercial sale of bota-vec in the United States and in at least one of the United Kingdom, France, Germany, Spain and Italy, for completion of the transfer of certain manufacturing technology to Johnson & Johnson Innovative Medicine and upon regulatory approval of a Johnson & Johnson Innovative

Medicine-selected manufacturing facility in each of the United States and European Union for commercial manufacture of bota-vec.

For more information related to our clinical trials, please visit www.clinicaltrials.gov

Financial Results

Cash, cash equivalents and restricted cash were $68.6 million as of March 31, 2025, compared to $120.3 million as of March 31, 2024.

Service revenue was $1.9 million for the three months ended March 31, 2025, compared to $0.7 million for the three months ended March 31, 2024. The increase of $1.2 million was due to increased progress of process performance qualification (PPQ) services under the asset purchase agreement with Johnson & Johnson Innovative Medicine.

Cost of service revenue was $1.4 million for the three months ended March 31, 2025, due to progress of PPQ services under the asset purchase agreement with Johnson & Johnson Innovative Medicine. There was no cost of service revenue for the three months ended March 31, 2024.

General and administrative expenses were $9.4 million for the three months ended March 31, 2025, compared to $13.2 million for the three months ended March 31, 2024. The decrease of $3.8 million was primarily due to decreases in share-based compensation, legal and accounting fees, consulting fees, other office related costs and a gain due to the early termination of a lease agreement. These decreases were partially offset by an increase in payroll and payroll related costs.

Research and development expenses were $32.8 million for the three months ended March 31, 2025, compared to $34.3 million for the three months ended March 31, 2024. The decrease of $1.5 million was primarily due a decrease in manufacturing costs primarily due to a reclassification of cost of service revenue due to the progress of PPQ services provided under the asset purchase agreement with Johnson & Johnson Innovative Medicine and a decrease in other research and development expenses. These decreases were partially offset by a reduction in reimbursements from Johnson & Johnson Innovative Medicine, an increase in clinical trial expenses primarily due to an increase in costs associated with the Company’s AAV-hAQP1 program and other ocular disease programs. The increase in clinical trial expenses was partially offset by a decrease in costs related to bota-vec as Johnson & Johnson Innovative Medicine is now primarily funding the expenses related to this program as a result of the asset purchase agreement. Additionally, expenses related to our preclinical programs increased.

Foreign currency gain was $3.7 million for the three months ended March 31, 2025, compared to a loss of $0.5 million for the three months ended March 31, 2024. The change of $4.2 million was primarily due to the weakening of the U.S. dollar against the pound sterling and euro as it relates to the valuation of the Company’s intercompany payables and receivables.

Interest income was $1.0 million for the three months ended March 31, 2025, compared to $1.1 million for the three months ended March 31, 2024. The decrease of $0.1 million was due to lower interest rates and cash balances held in interest bearing accounts during 2025.

Interest expense was $3.0 million for the three months ended March 31, 2025, compared to $3.2 million for the three months ended March 31, 2024. The decrease of $0.2 million was primarily due to a lower interest rate in connection with the debt financing.

Gain on sale of nonfinancial assets was $0 for the three months ended March 31, 2025, compared to $29.0 million for the three months ended March 31, 2024. This decrease was a result of the recognition of the $50.0 million milestone during the three months ended March 31, 2024, which was allocated to the nonfinancial assets sold and assigned to Johnson & Johnson Innovative Medicine including a license agreement between the Company and UCL Business Plc (now UCL Business Ltd.) relating to the research, development, manufacture and exploitation of bota-vec, and other related assets pursuant to the asset purchase agreement.

Net loss attributable to ordinary shareholders for the quarter ended March 31, 2025, was $40.0 million, or $0.51 basic and diluted net loss per ordinary share, compared to a net loss attributable to ordinary shareholders of 20.4 million, or $0.32 basic and diluted net loss per ordinary share for the quarter ended March 31, 2024.

About MeiraGTx

MeiraGTx (Nasdaq: MGTX) is a vertically integrated, clinical-stage genetic medicines company with a broad pipeline with four late-stage clinical programs. Each of these programs use local delivery of small doses resulting in disease modifying effects in both inherited and more common diseases, in the eye, Parkinson’s disease and radiation-induced xerostomia. MeiraGTx uses its innovative technology in optimization of capsids, promoters and novel translational control elements to develop best in class, potent, safe viral vectors. MeiraGTx’s broad pipeline is supported by end-to-end in-house manufacturing. MeiraGTx has built the most comprehensive manufacturing capabilities in the industry, with 5 facilities globally, including two that are licensed for GMP viral vector production and a GMP QC facility with clinical and commercial licensure. In addition, MeiraGTx has developed a proprietary manufacturing platform process over 9 years based on more than 20 different viral vectors with leading yield and quality aspects and commercial readiness. Uniquely, MeiraGTx has developed a novel technology for in vivo delivery of any biologic therapeutic using oral small molecules. This transformative riboswitch gene regulation technology allows precise, dose-responsive control of gene expression by oral small molecules. MeiraGTx is focusing the riboswitch platform on the regulated in vivo delivery of metabolic peptides, including GLP-1, GIP, Glucagon, Amylin, PYY and Leptin, as well as cell therapy, CAR-T for liquid and solid tumors and autoimmune diseases, and additionally PNS targets addressing long term intractable pain. MeiraGTx has developed the technology to apply genetic medicine to common diseases, increasing efficacy, addressing novel targets, and expanding access in some of the largest disease areas where the unmet need remains high.

For more information, please visit www.meiragtx.com

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our product candidate development and anticipated milestones regarding our pre-clinical and clinical data, reporting of such data and the timing of results of data and regulatory matters, potential milestone payments and the achievement of such milestones, statements regarding the collaboration with Hologen, including the anticipated timing for its closing and funding thereunder, the success of the activities to be performed under the collaboration, the efficacy of Hologen’s AI technology, the development of our AAV-GAD and other CNS product candidates and the development of our manufacturing technology, as well as statements that include the words “expect,” “will,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “could,” “should,” “would,” “continue,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our incurrence of significant losses; any inability to achieve or maintain profitability, raise additional capital, repay our debt obligations, identify additional and develop existing product candidates, successfully execute strategic transactions or priorities, bring product candidates to market, expansion of our manufacturing facilities and processes, successfully enroll patients in and complete clinical trials, accurately predict growth assumptions, recognize benefits of any orphan drug or rare pediatric disease designations, retain key personnel or attract qualified employees, or incur expected levels of operating expenses; the impact of pandemics, epidemics or outbreaks of infectious diseases on the status, enrollment, timing and results of our clinical trials and on our business, results of operations and financial condition; failure of early data to predict eventual outcomes; failure to obtain FDA or other regulatory approval for product candidates within expected time frames or at all; the novel nature and impact of negative public opinion of gene therapy; failure to comply with ongoing regulatory obligations; contamination or shortage of raw materials or other manufacturing issues; changes in healthcare laws; risks associated with our international operations; significant competition in the pharmaceutical and biotechnology industries; dependence on third parties; risks related to intellectual property; changes in tax policy or treatment; our ability to utilize our loss and tax credit carryforwards; litigation risks; and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-

looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

Investors:

MeiraGTx

Investors@meiragtx.com

or

Media:

Jason Braco, Ph.D.

LifeSci Communications

jbraco@lifescicomms.com

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	For the Three-Month Periods Ended March 31,
	2025	2024

Service revenue - related party	$1,926	$697
Operating expenses:
Cost of service revenue - related party	1,378	—
General and administrative	9,364	13,147
Research and development	32,780	34,322
Total operating expenses	43,522	47,469
Loss from operations	(41,596)	(46,772)
Other non-operating income (expense):
Foreign currency gain (loss)	3,687	(535)
Interest income	971	1,097
Interest expense	(3,043)	(3,250)
Gain on sale of nonfinancial assets	—	29,018
Net loss	(39,981)	(20,442)
Other comprehensive loss:
Foreign currency translation loss	(1,347)	(1,691)
Comprehensive loss	$(41,328)	$(22,133)

Net loss	$(39,981)	$(20,442)
Basic and diluted net loss per ordinary share	$(0.51)	$(0.32)
Weighted-average number of ordinary shares outstanding	79,032,341	64,065,895

MEIRAGTX HOLDINGS PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,523	$103,659
Accounts receivable - related party	734	707
Contract assets - related party	270	950
Inventory	607	385
Prepaid expenses	6,928	6,828
Tax incentive receivable	4,221	8,971
Other current assets	606	2,018
Total Current Assets	79,889	123,518
Property, plant and equipment, net	104,408	102,878
Intangible assets, net	773	821
Restricted cash	2,087	2,009
Other assets	1,032	1,002
Equity method and other investments	6,749	6,749
Right-of-use assets - operating leases, net	6,348	10,576
Right-of-use assets - finance leases, net	22,728	22,198
TOTAL ASSETS	$224,014	$269,751

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,290	$23,586
Accrued expenses	23,964	27,414
Lease obligations, current	3,297	4,053
Deferred revenue - related party, current	4,241	4,827
Other current liabilities	580	903
Total Current Liabilities	52,372	60,783
Deferred revenue - related party	59,618	57,576
Lease obligations	4,086	7,523
Asset retirement obligations	1,344	2,821
Note payable, net	73,495	73,221
TOTAL LIABILITIES	190,915	201,924
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY:
Ordinary Shares, $0.00003881 par value, 1,288,327,750 authorized, 79,418,438 and 78,397,380 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	3	3
Capital in excess of par value	780,165	773,565
Accumulated other comprehensive loss	(5,066)	(3,719)
Accumulated deficit	(742,003)	(702,022)
Total Shareholders' Equity	33,099	67,827
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$224,014	$269,751